LITHIA MOTORS, INC.
RESTRICTED STOCK UNIT AGREEMENT

    This Restricted Stock Unit Agreement (“Agreement”) is entered into pursuant to the 2013 Amended and Restated Stock Incentive Plan (the “Plan”) adopted by the Board of Directors and Shareholders of Lithia Motors, Inc., an Oregon corporation (the “Company”), as amended from time to time. Unless otherwise defined herein, capitalized terms in this Agreement have the meanings given to them in the Plan. Any inconsistency between this Agreement and the terms and conditions of the Plan will be resolved in favor of the Plan.

“Recipient”

Number of Restricted Stock Units (“RSUs”)

“Date of Grant”                    January 1, [ ]

1.    GRANT OF RESTRICTED STOCK UNIT AWARD

    1.1    The Grant. The Company hereby awards to Recipient, and Recipient hereby accepts, the RSUs specified above on the terms and conditions set forth in this Agreement and the Plan (the “Award”). Each RSU represents the right to receive one share of Common Stock of the Company (a “Share”) on an applicable Settlement Date, as defined in Section 1.3 of this Agreement, subject to the terms of this Agreement and the Plan.

    1.2    Vesting; Clawback. Subject to the continued employment of Recipient with the Company or any Subsidiary, the RSUs (rounded to the nearest whole RSU) shall vest on the dates set forth in the table below (each, a “Vesting Date”). The RSUs, the Shares issued upon vesting of the RSUs and any proceeds received upon the sale of the Shares are subject to recovery by the Company as specified in Section 1.2(a) and Section 1.5 of this Agreement

Vesting Date	Vesting of Award	Vested RSUs
January 1, [ ]	33%
January 1, [ ]	33%
January 1, [ ]	34%

    (a)     Clawback. The Award is subject to the Company’s recoupment (“clawback”) policy as in existence from time to time.

    1.3    Settlement of RSUs. There is no obligation for the Company to make payments or distributions with respect to RSUs except for the issuance of Shares to settle vested RSUs after the applicable Vesting Date. The Company’s issuance of one Share for each vested RSU (“Settlement”) may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Unless receipt of the Shares is validly deferred pursuant to the RSU Deferral Plan effective January 1, 2012, RSUs shall be settled as soon as practicable after the applicable Vesting Date (each date of Settlement, a “Settlement Date”), but in no event later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs. Notwithstanding the foregoing, the payment dates set forth in this Section 1.3 have been specified for the purpose of complying with the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, and to the extent payments are made during the periods permitted under Section 409A (including applicable periods before or after the specified payment dates set forth in this Section 1.3), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payment obligations hereunder.

    1.4    Termination of Recipient’s Employment.

    (a)    Voluntary or Involuntary Termination. Except as otherwise provided in this Section 1.4, if Recipient’s employment with the Company or any Subsidiary terminates as a result of a voluntary or involuntary termination, all outstanding unvested RSUs shall immediately be forfeited. Recipient shall not be treated as terminating employment if Recipient is on an approved leave of absence.

    (b)    Death. If Recipient’s employment with the Company or any Subsidiary terminates as a result of Recipient’s death that occurs on or after January 1, [ ], RSUs shall continue to vest as scheduled in Section 1.2 of this Agreement.

    (c)    Disability. If Recipient becomes Disabled while employed by the Company or a Subsidiary, RSUs shall continue to vest as scheduled in Section 1.2 of this Agreement for so long as Recipient remains Disabled.

    (d)          Qualified Retirement. If Recipient terminates employment due to a Qualified Retirement that occurs at least one year from the Date of Grant, RSUs shall continue to vest as scheduled in Section 1.2 of this Agreement. A “Qualified Retirement” means Recipient voluntarily terminates employment on or after such time as the Recipient’s has attained at least fifty-five (55) years of age and Recipient has completed a minimum of 10 years of Service, subject to the determination of the Committee in its sole discretion that Recipient voluntarily terminated employment to retire.

Notwithstanding anything in this Agreement to the contrary, in no event will any Settlement occur prior to the applicable Vesting Date.

1.5    Treatment of Award Upon Breach of Restrictive Covenants or Misconduct.

    (a)    Breach of Restrictive Covenants. The vesting and receipt of benefits under the Award are specifically conditioned on Recipient’s compliance with the covenants set forth in Section 5 of this Agreement (the “Restrictive Covenants”) and any other restrictive covenants, including noncompetition covenants, and/or any other agreements that were signed while employed during vesting period. To the extent allowed by and consistent with applicable law, and in addition to any remedy provided in Section 1.2(a), Section 1.5(b) or Section 5.6 of this Agreement, if at any time that Recipient has materially breached any of the Restrictive Covenants, any unvested or unsettled portion of the Award shall be immediately and automatically canceled without any payment or right of payment of consideration by the Company. The Committee has the sole discretion to determine whether Recipient breached the Restrictive Covenants.

    (b)    Misconduct. If at any time (including after receipt of a request for delivery of vested shares) the Committee reasonably believes that Recipient has committed an act of misconduct as described in this Section 1.5(b), and in addition to any remedy provided in Section 1.2(a), Section 1.5(a) or Section 5.6 of this Agreement, the Committee may suspend Recipient’s right to receive delivery of vested shares under the Award pending a determination of whether an act of misconduct has been committed by Recipient. For purposes of this Section 1.5(b), acts of misconduct shall mean (i) an act of embezzlement, fraud, dishonesty, breach of fiduciary duty, breach of Company written polices (including without limitations, those relating to workplace harassment), or violation of securities laws involving the Company, any of its Subsidiaries or any entity or person with whom the Company or any of its Subsidiaries does business, (ii) nonpayment of any obligation to the Company or any Subsidiary, and (iii) any similar conduct that materially and adversely impacts or reflects on the Company. If Recipient is accused of engaging in any such misconduct to which this Section 1.5(b) applies, Recipient shall be provided the opportunity to explain Recipient’s conduct in writing within five business days of notice of the misconduct by the Company. Any determination by the Committee as to whether or not Recipient did engage in misconduct within the meaning of this Section 1.5(b) shall be final, conclusive and binding on the all interested parties. If the Committee determines that Recipient engaged in misconduct, any unvested or unsettled portion of the Award shall be immediately canceled without any payment of consideration by the Company. If the Committee determines that Recipient did not engage in misconduct, the Company shall immediately give effect to any request for delivery of vested shares received prior to or during any period of suspension and complete Settlement in accordance with Section 1.3 of this Agreement. The

Company shall not have any liability to Recipient for any loss which Recipient may have sustained as a result of any delay in delivering Shares as a result of any suspension.

2.    REPRESENTATIONS AND COVENANTS OF RECIPIENT

    2.1    No Representations by or on Behalf of the Company. Recipient is not relying on any representation, warranty or statement made by the Company or any agent, employee or officer, director, shareholder or other controlling person of the Company regarding the RSUs or this Agreement.

    2.2    Tax Considerations. The Company has advised Recipient to seek Recipient’s own tax and financial advice with regard to the federal and state tax considerations resulting from Recipient’s receipt of the Award and Recipient’s receipt of the Shares upon Settlement of the vested portion of the Award. Recipient understands that the Company, to the extent required by law, will report to appropriate taxing authorities the payment to Recipient of compensation income upon the Settlement of RSUs under the Award and Recipient shall be solely responsible for the payment of all federal and state taxes resulting from such Settlement.

    2.3    Agreement to Enter into Lock-Up Agreement with an Underwriter. Recipient understands and agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, Recipient will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by Recipient, including any of the RSUs or the Shares, provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

3.    GENERAL RESTRICTIONS OF TRANSFERS OF UNVESTED RSUS

    3.1    No Transfers of Unvested RSUs. Recipient agrees for himself or herself and his or her executors, administrators and other successors in interest that none of the RSUs, nor any interest therein, may be voluntarily or involuntarily sold, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with this Agreement.

    3.2    Award Adjustments. The number of RSUs granted under this Award shall, at the discretion of the Committee, be subject to adjustment under the Plan in the event the outstanding shares of Common Stock are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares of Common Stock or for other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split up, combination of shares of Common Stock, or dividend payable in shares of Common Stock or other securities of the Company. If Recipient receives any additional RSUs pursuant to the Plan, such additional (or other) RSUs shall be deemed granted hereunder and shall be subject to the same restrictions and obligations on the RSUs as originally granted as imposed by this Agreement.

    3.3    Invalid Transfers. Any disposition of the RSUs other than in strict compliance with the provisions of this Agreement shall be void.

4.    PAYMENT OF TAX WITHHOLDING AMOUNTS. To the extent the Company is responsible for withholding income taxes, upon the vesting of the Award Recipient must pay to the Company or make adequate provision for the payment of all Tax Withholding. If any RSUs are scheduled to vest during a period in which trading is not permitted under the Company’s insider trading policy, to satisfy the Tax Withholding requirement, Recipient irrevocably elects to settle the Tax Withholding obligation by the Company withholding a number of Shares otherwise deliverable upon vesting having a market value sufficient to satisfy the statutory minimum tax withholding of Recipient. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by Recipient, Recipient will pay such additional amount to the Company immediately upon demand by the Company. If Recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to Recipient.

5.    RESTRICTIVE COVENANTS

    5.1    Non-Solicitation of Lithia Employees. Except as may be consented to in writing by the Company, throughout Recipient’s employment and during the 24-month period following the date of Recipient’s termination of employment by the Company or by Recipient regardless of the reason therefore (the “Termination Date”), Recipient will not, directly or indirectly, employ or offer employment to, or assist or be affiliated with any other person in employing, any persons employed by the Company or any Subsidiary in a manager or higher position (“Managers”), and will not, either directly or indirectly, solicit, induce, recruit or encourage any Managers to leave their employment, attempt to solicit, induce, recruit or encourage any Managers to leave their employment, or cause or encourage any person to directly or indirectly solicit, induce, recruit or encourage Managers to leave their employment, either for him or herself or for any other person or entity, unless such person has not been employed by the Company or any of its subsidiaries for at least six months.

For purposes of this paragraph, the terms “solicit, induce, recruit and encourage” means direct and indirect communications of any kind and nature, directed specifically to an individual for the purpose of causing the person to leave their employment with the Company, but does not include general advertisement or notice of job opportunities within an industry. For purposes of the Agreement, the term “affiliated with” includes Recipient’s ownership of 3% or more of the equity of any person, lending money to any person, or serving as an executive officer, director, manager or consultant to any person.

    5.2    No Disparagement. Recipient shall not take any action or make any statement that disparages the Company, its operation, business, or reputation, or any of its officers or directors, or their reputation, and shall not encourage or induce any third parties to disparage such persons (“Disparaging Acts”) throughout Recipient’s employment and for three years following the Termination Date. “Disparaging Acts” means any statement, communication or publication, oral or written, regardless of whether such statement, communication or publication is true, made about such persons or their reputation, that is vilifying and/or derogatory in nature and that reasonably would be expected to result in a negative perception of such person, or that otherwise may have a material adverse effect on such person or their reputation.

    5.3    Disclosure of Confidential Information. During Recipient’s employment with the Company, Recipient will have access to and become familiar with certain proprietary and confidential information of the Company and its Subsidiaries not known to the public generally, or by its actual or potential competitors (“Confidential Information”). Recipient acknowledges that such information constitutes valuable, special, and unique assets of the Company’s business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws.

“Confidential Information” includes any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to research, strategic and marketing plans, product plans, products, services, markets, processes, policies, financial or other business information disclosed to, or discovered by, Recipient either directly or indirectly, during Recipient’s employment with the Company. Recipient further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of his/her or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

Recipient will not, without the prior written approval from an authorized officer of the Company, directly or indirectly (i) reveal, report, publish, disclose or transfer any Confidential Information, other than information that constitutes “trade secrets” under applicable state law (“Company Trade Secrets”), to any person, firm, corporation or entity, or (ii) use any Confidential Information for any purpose or for the benefit of any person, firm, corporation or entity. Further, for so long as such information remains Company Trade Secrets under applicable state laws, Recipient shall not, without the prior written approval from an authorized officer of the Company, directly or indirectly (i) reveal, report, publish, disclose or transfer any information that constitutes Company Trade Secrets to any person, firm, corporation or entity, or (ii) use any of the Company Trade Secrets for any purpose or for the benefit of any person, firm, corporation or entity.

Nothing in this Agreement will be construed to prohibit Recipient from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. Section 1833(b), Recipient shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

    5.4         Creative Work. Recipient agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Recipient during employment with the Company, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Company. Recipient hereby assigns to the Company all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

    5.5    Return of Property. If and when Recipient ceases for any reason to be employed by the Company, Recipient must return to the Company all keys, pass cards, identification cards and any other property of the Company. At the same time, Recipient also must return to the Company all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Company. The obligations in this paragraph include the return of documents and other materials that may be in Recipient’s desk at work, Recipient’s car or place of residence, or in any other location under Recipient’s control.

    5.6     Injunctive Relief. Recipient acknowledges that it may be impossible to measure in money the damages that will accrue to the Company if Recipient fails to observe the Restrictive Covenants; therefore, in addition to any action at law for damages, and in addition to the remedy provided in Section 1.2(c) or Section 1.5 of this Agreement, the Restrictive Covenants may be enforced by an injunction to prohibit the restricted activity or as allowed by law. Recipient hereby waives the claim or defense that an adequate remedy at law is available to the Company. Nothing set forth herein shall prohibit the Company from pursuing all remedies available to it.

    5.7    Reasonableness. The Company and Recipient agree that the Restrictive Covenants are reasonable both as to time and as to area. The Company and Recipient additionally agree (i) that the Restrictive Covenants are necessary for the protection of the Company’s business and goodwill; (ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Company’s business and goodwill; and (iii) that the degree of injury to the public due to the loss of the service and skill of Recipient or the restrictions placed upon Recipient’s opportunity to make a living with Recipient’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The Company and Recipient agree that if any portion of the Restrictive Covenants is adjudged unreasonably broad, then the Company and Recipient authorize said court or arbitrator to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce the same. The Company and Recipient agree that if any one provision of this Section 5 is not enforceable, the remaining sections will be enforceable and that in any event, even if a Restrictive Covenant was found to be unenforceable, the termination, cancellation and forfeiture provisions in Section 1.5 will nonetheless be applied as the continuation of an Award for service to the Company is dependent on all of Recipient’s agreements in this Section 5.

6.    MISCELLANEOUS PROVISIONS

    6.1        Amendment and Modification. Except as otherwise provided by the Plan, this Agreement may be amended, modified and supplemented only by written agreement of all of the parties hereto.

    6.2    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Recipient without the prior written consent of the Company.

    6.3    Governing Law. To the extent not preempted by federal law, this Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Oregon applicable to the construction and enforcement of contracts wholly executed in Oregon by residents of Oregon and wholly performed in Oregon. Any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in the County of Multnomah in the State of Oregon and all parties hereto hereby submit to the in personal jurisdiction of such court for purposes of any such action or procedure.

    6.4     Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. This includes not only disputes about the meaning or performance of this Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Multnomah County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Multnomah County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Multnomah County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability; to award any remedy, including permanent injunctive relief; and to determine any request for costs and expenses in accordance with Section 6.5 of this Agreement. The arbitrator’s award may be reduced to final judgment in Multnomah County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding.

    6.5    Attorney Fees. If any suit, action, or proceeding is instituted in connection with any controversy arising out of this Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

    6.6    Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

    6.7    Entire Agreement. This Agreement and the Plan embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

    6.8    No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

    6.9    Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

    6.10    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have the final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be final, binding and conclusive upon Recipient and his or her legal representative in respect to any questions arising under the Plan or this Agreement.

    6.11    Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company executive offices to the attention of the Corporate Secretary, or if to Recipient, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

    6.12    Acceptance of Agreement. Unless Recipient notifies the Corporate Secretary in writing within 14 days after the Date of Grant that Recipient does not wish to accept this Agreement, Recipient will be deemed to have accepted this Agreement and will be bound by the terms of this Agreement and the Plan.

    6.13    No Right of Employment. Nothing contained in the Plan or this Agreement shall be construed as giving Recipient any right to be retained, in any position, as an employee of the Company or any Subsidiary.

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Recipient and the Company have executed this Agreement effective as of the Grant Date.

RECIPIENT

                    Signature

                    Type or Print Name:

                    Social Security Number:

COMPANY                LITHIA MOTORS, INC.

                    By: _____________________________________
                    Name:     Bryan DeBoer
                    Title:     Chief Executive Officer

* Please take the time to read and understand this Agreement. If you have any specific questions or do not fully understand any of the provisions, please contact stockinfo@lithia.com in writing.